KPMG LLP
345 Park Avenue
New York, NY 10154-0102
Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement No. 333-271969 on Form S-3 of our report dated February 28, 2025, with respect to the consolidated financial statements and financial statement schedule II of Public Service Company of New Mexico.
/s/ KPMG LLP
New York, New York
February 28, 2025